UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2009

HIGHWATER ETHANOL, LLC

(Exact name of registrant as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24500 US Highway 14, Lamberton, MN		56152
(Address of principal executive offices)		(Zip Code)

(507) 752-6160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2009, the Highwater board of governors, pursuant to the Amended and Restated Member Control Agreement (“Member Control Agreement”), exercised its right to increase the size of the board of governors by establishing three (3) additional board seats.  The board of governors has announced that Scott Brittenham, Luke Spalj and Rex Roehl were appointed to fill these additional seats until the 2010 Annual Meeting of Members at which time Highwater will hold governor elections.

Mr. Roehl has more than 35 years of experience in the energy industry.  He is responsible for analyzing business opportunities and managing projects for Indeck Energy.  Prior to joining Indeck Energy in 2005, he was employed with Edison Mission Energy and with Commonwealth Edison.

In addition, to Mr. Spalj’s new position as a governor with Highwater, Mr. Spalj owns and operates Rice Lake Construction Group of Deerwood, Minnesota which is a heavy/industrial contractor specializing in water and wastewater treatment plants.  Mr. Spalj has also been owner and director of Deerwood Bank Corp of Deerwood, Minnesota from 1997 to present.  Mr. Spalj has served as President of the Telecommunications and Cable TV Division of Quanta Services since January 2003.  Prior to that position Mr. Spalj was Senior Vice President of Quanta Services from June 2001 until January 2003 and as a Regional Vice President from May 2000 until June 2001.

Mr. Brittenham co-founded and has been President and CEO of Ethanol Capital Management LLC (“ECM”) since 2003. Mr. Brittenham has over 28 years of experience in the investment business with experience as a managing director of leading Wall Street investment banks including Salomon Brothers, Credit Suisse, Prudential Securities, and Bear Stearns & Co. He has served on Highwater’s advisory board since July 2008

The board of governors has not named Mr. Brittenham, Mr. Spalj or Mr. Roehl to serve on any committees.  Mr. Brittenham, Mr. Spalj and Mr. Roehl will be compensated in accordance with Highwater’s compensation policy and therefore will receive a fixed payment for attending board meetings as well as reimbursement for mileage to and from the board meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

August 27, 2009	/s/ Brian Kletscher
Date	Brian Kletscher, Chief Executive Officer